Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of FlexShopper, Inc. on Form S-3 (No. 333-226823) and Form S-8 (Nos. 333-203509, 333-210487, and 333-225222) of our report dated March 2, 2020, on our audits of the consolidated financial statements as of December 31, 2019 and 2018, and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 2, 2020.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
March 2, 2020